EXHIBIT 10.14

                                 LEASE AGREEMENT

                               BOCA RATON, FLORIDA

         THIS LEASE AGREEMENT (this "Lease") is made as of this 16th day of November, 1999, by and between FAIRFAX BOCA 92, L.P., a Georgia limited partnership ("Landlord"), and OMEGA RESEARCH, INC., a Florida corporation ("Tenant");

                              W I T N E S S E T H:

         1. PREMISES. In consideration of the rents, terms and covenants of this Lease, Landlord hereby leases, lets and demises to Tenant those certain premises (the "Premises") containing approximately 5,996 rentable square feet (inclusive of a 15% common area factor) situated on the first (1st) floor of Pod D in Building 235, 901 Yamato Road, Boca Raton, Florida 33431 (the "Building"), as shown outlined on EXHIBIT A, attached hereto and made a part hereof. The land upon which the Building is located is more particularly described on EXHIBIT B, attached hereto and made a part hereof (the "Land"; the Building and the Land together with all improvements located thereon are collectively referred to herein as the "Project"). All of the windows and outside walls of the Premises, and any space in the Premises used for shafts, pipes, conduits, ducts, telephone ducts and equipment, electric or other utilities, or other Building facilities, and the use thereof and access thereto through the Premises for the purposes of operation, maintenance, inspection, display and repairs are hereby reserved to Landlord.

The final calculation (the "Calculation") of the actual rentable square footage of the Premises shall be made by Landlord's architect, at Landlord's expense, utilizing the final working drawings of the Premises for purposes of making such calculations. The Calculation shall be inclusive of a common area factor of fifteen percent (15%) and shall be performed in accordance with applicable BOMA standards therefore. Until such Calculation is made, which Calculation shall take place no later than ten (10) days following the final execution date of the Lease. Tenant's Base Rent hereunder shall be based upon the assumption that the rentable square footage of the Premises shall be 5,996 square feet.

         2. TERM. The Term (as hereinafter defined) of this Lease shall be for a term of five (5) years commencing on the later to occur of (i), January 1, 2000, or (ii) five (5) days after substantial completion of the Tenant Build-Out, subject only to Landlord's completion of minor "punch list items" which would not materially interfere with Tenant's use and enjoyment of the Premises (the "Commencement Date") and ending at 12:00 midnight on the date immediately preceding the fifth (5th) anniversary of the Commencement Date (the "Expiration Date") (such term, taking into account any sooner termination or renewal or extension, is hereinafter referred to as the "Term"). Tenant's occupancy of all or any portion of the Premises prior to the Commencement Date shall be subject to and Tenant agrees to comply with (as though the Term has commenced) all of the provisions of this Lease. For purposes of this Lease, the terms "substantial completion" and "substantially completed" respecting the Tenant Build-Out shall mean that all of the work detailed in the work letter (the "Work Letter") attached hereto as EXHIBIT E hereof shall have been substantially completed by Landlord in accordance with the terms and conditions of said Work Letter and the standards set forth therein, which substantial completion shall be evidenced by
(a) Landlord's architect's certification of same, and (b) a certificate of occupancy for the Premises by the applicable governing authority having jurisdiction to issue same. All punch list items shall be completed by Landlord in a commercially reasonable manner and in any event no later than thirty (30) days subsequent to the date of substantial completion of the Tenant Build-Out. The term Tenant Build-Out shall mean, collectively, all of the Landlord's Work and the Base Building Work as defined in the Work Letter Agreement.

         Tenant shall have the option to extend the Term of this Lease for one
(1) additional five (5) year period, at the rental rate for such renewal period set forth in Section 3 hereof, exercisable by written notice to Landlord given no less than one hundred eighty (180) days prior to the Expiration Date. In the event the Premises shall not have been substantially completed no later than ninety (90) days following the full execution of this Lease, then when the Commencement Date shall ultimately occur hereunder, Tenant shall receive an abatement of future Base Rent payments hereunder (in chronological order of due dates therefor), equal to two (2) days of Base Rent for each day of delay


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in Substantial Completion beyond such ninety (90) day period. In the event for any reason whatsoever (including any matters enumerated in Section 26 hereof) the Commencement date shall not have occurred hereunder prior to one hundred and fifty (150) days after full execution of this Lease, Tenant shall have the right, exercisable by written notice to Landlord given at any time thereafter prior to Substantial Completion of the Tenant Build-Out to terminate this Lease.

Tenant has provided and Landlord has approved, a design space plan for the Premises in the form attached hereto as EXHIBIT F hereof, which Landlord shall use to prepare the construction documents in accordance with the terms of the Work Letter.

         3. BASE RENT. (a) Tenant agrees to pay Base Rent in monthly installments on the first day of each month, during the Term of the Lease in an amount equal to the product of the number of rentable square feet contained in the Premises, multiplied by the annual rate per rentable square foot set forth below:

The initial annual Base Rent shall be $11.50 per RSF and shall escalate by four percent (4%) per annum beginning on the first anniversary of the Commencement Date. If Tenant shall exercise its renewal option, the Base Rent and Additional Rent as provided in Section 4 hereof during the term of the renewal period shall continue to escalate at four percent (4%) per annum on each applicable anniversary of the Commencement Date during said renewal period.

Each monthly installment of Base Rent shall be payable to Landlord at the address set forth in Section 32 below on the first day of each calendar month, in legal tender of the United States of America, without abatement, demand, reduction or offset whatsoever, except as may be expressly provided in this Lease. The monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Term; provided, that if the Commencement Date should be a date other than the first day of a calendar month, the monthly Base Rent shall be prorated to the end of that calendar month. Tenant shall pay, as Additional Rent, all other sums due from Tenant under this Lease, including, but not limited to, any rent tax or other tax imposed upon Landlord based upon rent payments (other than income taxes and impositions of like character)(the term "Rent" means all Base Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord).

                  (b) In addition to the Base Rent payable pursuant to Section 3(a) above, Tenant shall promptly pay to the applicable utility company the cost of electric power consumed in the Premises attributable to (i) the Supplemental Air Conditioning System (as hereinafter defined), and (ii) the UPS System (as hereinafter defined). Tenant shall, at Tenant's sole cost and expense, install a submeter or submeters to measure all such electric power consumed by the Supplemental Air Conditioning System and the UPS System and Tenant shall pay the cost of such electric power therefor directly to the applicable utility company, as determined by the submeter calculated at the rate structure then existing of the utility company supplying electrical energy to the Premises.

If the Term shall begin on any day other than January 1 or shall end on a day other than December 31, the amount of any Base Rent (and any Additional Rent described in Section 4 hereof) payable by Tenant applicable to the year in which the Term begins or ends, respectively, shall be prorated on the ratio of the actual number of days of the Term and such year bears to 365.

         4. OPERATING EXPENSES. Tenant shall pay to Landlord, as Additional Rent hereunder, in monthly installments, together with the Base Rent due hereunder, as Tenant's share of all operating expenses incurred by Landlord in connection with the maintenance, repair and operation of the Project and in lieu of any obligation on the part of Tenant to pay any pro rata share or other sum on account thereof, but subject nevertheless to Tenant's other obligations expressly set forth in this Lease regarding the payment of Additional Rent or other sums due from Tenant to Landlord hereunder, the sum of $7.05 per RSF per annum during the first year of the Term of this Lease, increasing at the rate of four (4%) percent per annum on each anniversary of the Commencement Date, including any renewal period.

         5. LATE PAYMENT CHARGE. Other remedies for nonpayment of Rent notwithstanding, if any payment of Base Rent or Additional Rent is not received by Landlord on or before the fifth (5th) day of the month for which such payment of Rent is due, or if any other payment due Landlord by Tenant is not received by Landlord on or before the tenth (10th) day of the month next following the month in which Tenant is invoiced, a late payment charge of five percent (5%) of such amount for


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each and every thirty (30) day period that said amount remains unpaid (but in no event shall the amount of such late charge exceed an amount based upon the highest legally permissible rate chargeable at any time by Landlord under the circumstances) shall become due and payable in addition to such amounts owed under this Lease. Should Tenant make a partial payment of past due amounts, the amount of such partial payment shall be applied first to reduce all accrued and unpaid late charges, in inverse order of their maturity, and then to reduce all other past due amounts, in inverse order of their maturity.

         6. TENANT ACCEPTANCE. Upon Landlord's substantial completion of the Tenant Build-Out (subject to Landlord's completion of any punch list items) and Tenant's acceptance of same, Tenant shall be deemed to have accepted the Premises from Landlord pursuant to this Lease on an "as-is" basis, and each party acknowledges that, except as specifically provided herein, Landlord has made, makes and shall make no representations or warranties with respect to the Premises, express or implied. Without limiting the generality of the foregoing, but subject to the obligations of Landlord respecting the Tenant Build-Out set forth in the Work Letter and Landlord's other obligations set forth in this Lease, Tenant acknowledges and agrees that Landlord, except as specifically provided herein, has made, makes and shall make (i) no representation or warranty of tenantability or habitability with respect to the Premises, (ii) no representation or warranty of fitness with respect to any personal property contained therein, and (iii) no representation or warranty with respect to the physical condition of the Premises or the operating order or condition of any fixtures, equipment or systems of the Premises, save and except that Landlord does represent and warrant to Tenant that all Building systems and equipment, including HVAC (excluding, however, the Supplemental Air-Conditioning System, as hereinafter defined) and all water and utility systems, and the roof and structure of the Building and its parking areas are now and will on the Commencement Date be in good working order and condition. Tenant agrees that, except for the representations specifically made herein, Tenant is not relying upon any representations or warranties of Landlord with respect to the tenantability, habitability, fitness, physical condition or operating order of the Premises or any of the personal property or fixtures, equipment or systems contained therein.

         7. SECURITY DEPOSIT. [INTENTIONALLY OMITTED]

         8. USAGE. Tenant warrants and represents to Landlord that the Premises shall be used and occupied only for the purpose of general offices (including conference and computer facilities, employee kitchen and related facilities) and for no other purpose.

         9. BUILDING SERVICES. During the Term of this Lease, Landlord agrees to operate and maintain the Building in a manner similar to and in accordance with a standard of comparable buildings in the Boca Raton, Florida market area ("Comparable Buildings") and to provide to Tenant the following services, which include, but are not limited to:

                  (a) General cleaning and janitorial service required as a result of normal, prudent use of the Premises in accordance with EXHIBIT C attached hereto and made a part hereof and only on Mondays through Fridays, inclusive, with New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (herein collectively called the "Holidays") excepted;

                  (b) Heating, ventilating and air-conditioning service daily on Mondays through Fridays, inclusive, with Holidays excepted, from 8:00 A.M. to 6:00 P.M. and on Saturdays, if not a Holiday, from 8:00 A.M. to 1:00 P.M. The range of temperatures maintained in the Building shall be comparable to those maintained in other like-kind office buildings in the City of Boca Raton, Florida as the same may be regulated by governmental authority. Should Tenant desire either heating or air conditioning at times when such services are not furnished by Landlord under the terms of this Lease, such shall be provided upon not less than four (4) hours prior notice (which notice may be given by telephone) to Landlord during Landlord's normal business hours, and Tenant shall pay to Landlord $10.00 per hour. Tenant may, at its option, give such notices on a periodic basis covering multiple day/time periods, cancelable as to any particular day or time by Tenant on not less than four (4) hours prior notice (which cancellation notice may be given by telephone). Notices given by telephone pursuant to this Section 9(b) shall be effective only if given to a representative of Landlord actually answering the call and shall not be effective if left on an answering machine, or with a voice mail messengering service or with a third-party answering service. Tenant may, in accordance with
Section 12 hereof, install supplemental air conditioning systems in the Premises at the sole cost and expense of Tenant, which systems shall be separately

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metered (the installation cost of such meter to be Tenant's expense) and all utility costs associated with such systems shall be Tenant's responsibility.

                  (c) Electric current for lighting and reasonable facilities for furnishing usual and normal electric power for office space on a 24 hour a day, seven (7) day a week basis. Tenant shall not, without Landlord's prior written consent, use or install any equipment (i) which consumes more than 30 Amps and 208 volts or (ii) uses electric current in excess of the capacity of the feeders or lines to the Building or the risers or wiring installation of the Building or the Premises;

                  (d) On-site property management services;

                  (e) Installation of all replacement fluorescent lamps, light bulbs and ballasts as needed in the Premises (including any non-standard, special or upgraded lamps and ballasts within the Premises), provided Tenant shall pay to Landlord upon demand as Additional Rent the costs of all ballast replacements (whether standard or non-standard) and the replacement of all non-standard light bulbs and the incremental difference in the cost of non-standard fluorescent lamps. Tenant, however, shall not be charged any installation fee for any of the foregoing installations; and

                  (f) Passenger and freight elevators serving each of the floors of the Premises in common with other tenants.

Failure by Landlord to any extent to furnish these defined services or any other services not enumerated or any cessation thereof shall not, except as expressly set forth in the next succeeding paragraphs of this Section 9, give rise to any abatement of rent, shall not render Landlord liable in any respect for damages to either person or property except to the extent that such failure to provide services or the cessation thereof was caused by Landlord's gross negligence or willful misconduct, and shall not relieve Tenant from fulfillment of any covenant contained in this Lease. Should any of the equipment or machinery break down, or for any cause cease to function properly, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no claim for abatement on account of any interruption in service occasioned from the repairs, except as specifically provided below.

Notwithstanding the foregoing, Tenant shall have the right to abate rent in the event of any failure to provide heating, ventilating and air conditioning service, water service or electric current contemplated in this Section 9 or any cessation thereof if same (i) shall continue uncured for five (5) consecutive days or more, and (ii) shall materially interfere with Tenant's use and enjoyment of the Premises as contemplated by this Lease.

Subject to Section 26, if Landlord fails to provide any services contemplated in this Section 9, Tenant shall have the right (a) if no emergency exists (a condition which creates a risk of imminent danger to persons or substantial damage to property), to perform the same after giving thirty (30) days' notice to Landlord and to any party entitled to receive notices pursuant to Section 32 of this Lease, provided Landlord shall not commence to cure such default within such thirty (30) day period and thereafter proceed with due diligence to do so; and (b) in any emergency situation to perform the same immediately without notice or delay. Tenant agrees that if Tenant is entitled and elects to rectify any default as aforesaid, Tenant shall effect such cure in a reasonable manner and so as not to interfere unreasonably with the rights of third parties, including other tenants. Landlord shall on demand reimburse Tenant for the reasonable costs and expenses incurred by Tenant in rectifying defaults as aforesaid. Tenant shall provide Landlord with copies of the invoices or other written evidence of the costs incurred by Tenant for which Tenant claims reimbursement. Any act done by Tenant pursuant to this Section shall not constitute a waiver of any such default by Landlord or a waiver of any covenant, term or condition herein contained or the performance thereof. Tenant agrees that the cure or rectification by any party entitled to receive notice pursuant to Section 32 of the Lease hereof shall be deemed a cure or rectification by Landlord hereunder. Notwithstanding anything to the contrary contained in this Section, Tenant shall not have any right to perform any obligation of Landlord which affects the structure of the Building and, in the event such performance affects the mechanical, electrical or other Building systems, Tenant hereby indemnifies and agrees to hold Landlord harmless from and against any loss, claims, damages and liabilities suffered by Landlord as a result of Tenant's exercise of its self-help rights granted herein. If Tenant, in compliance with the provisions of this Section, incurs costs which Tenant believes are costs of Landlord and if Tenant is not in default under this Lease, Tenant, commencing thirty (30) days after notice to Landlord of the amount and evidence of the payment of such costs by Tenant, shall be


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entitled to set-off the agreed-upon amount of such costs against the payment of
Base Rent and Additional Rent due under this Lease. The actual amount of set-off, if any, shall be determined by agreement of the parties or, failing such agreement, resolution by either party seeking a declaratory judgment in the Circuit Court of Palm Beach County, Florida; upon a final, non-appealable judgment, which shall be limited to a determination of the amount owed by Landlord or Tenant under this Section.

         10. INTENTIONALLY OMITTED.

         11. REPAIRS AND MAINTENANCE. (a) TENANT'S REPAIRS AND MAINTENANCE. Except as provided in Section 11(c) hereof, Tenant shall, at its own cost and expense, maintain the Premises in condition existing on the date of this Lease, including all necessary repairs and replacements, normal wear and tear excepted. Unless covered by the insurance required to be carried pursuant to Section 17 hereof, and subject nevertheless to the terms and conditions of Section 18 hereof, Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Building caused by Tenant or Tenant's agents, employees, invitees, licensees, visitors or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant, (ii) the installation, use or operation of Tenant's property, or (iii) the moving of any property into or out of the Premises; provided, however, if Tenant fails to make the repairs or replacements promptly, Landlord may, at its option upon ten
(10) business days written notice, make the repairs or replacements and the costs of such repairs or replacements shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder.

                  (b) CONDITION AT END OF TERM. On the Expiration Date, Tenant shall surrender the Premises to Landlord in the condition in which Premises were originally received from Landlord, except for ordinary wear and tear and damage by casualty or taking not required to be repaired by Tenant hereunder. So long as Tenant is not in default hereunder, Tenant may remove from the Premises on or prior to the Expiration Date all property situated therein which is not owned by Landlord, and Tenant shall, on or prior to the Expiration Date, remove all of Tenant's office equipment, trade fixtures and moveable furnishings from the Premises, and the UPS power backup system, if any, installed by or on behalf of Tenant. Property not so removed shall become the property of Landlord, and Landlord may at Tenant's expense remove such property from the Premises and dispose thereof without any liability of Landlord to Tenant.

                  (c) LANDLORD'S REPAIRS AND MAINTENANCE. Landlord shall during the Term maintain the Building in a manner comparable to other Comparable Buildings, including, but not limited to, public areas of the Building, landscaped areas of the Land and Building, elevators, stairs, common restrooms and main lobby area for the Building, heating, ventilating and air conditioning systems (exclusive of any Tenant supplemental air conditioning systems that Tenant shall install), other mechanical systems, plumbing, life safety systems, electrical systems and the roof and structure.

         12. ALTERATIONS AND IMPROVEMENTS. (a) No alteration, addition, improvement or installation (hereinafter collectively "Alterations" or individually referred to as an "Alteration") to the Premises shall be made or permitted to be made by Tenant, except as provided in Section 12(b) below, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. As a condition of giving any consent under this Section 12, Landlord may require, among other things, that Tenant (a) deliver to Landlord and obtain Landlord's approval of final plans and specifications for the Alterations, (b) obtain Landlord's approval of all contractors and subcontractors performing Alterations, (c) obtain all permits, approvals and certificates required by governmental or quasi-governmental bodies, and upon completion, certificates of final approval and shall deliver promptly duplicates of all such governmental permits, approvals and certificates to Landlord, (d) carry and cause all contractors and subcontractors to carry, worker's compensation, general liability, personal and property damage insurance, and (e) if notice is given by Landlord to Tenant concurrently with the delivery of Landlord's approval of any Alteration that Landlord will require the removal of an Alteration at the expiration or earlier termination of the term, Landlord shall have the right to require Tenant, at its sole cost and expense, to remove any "Non-Standard" (hereinafter defined) Alteration, at the expiration or earlier termination of the Term. For purposes of this Section 12(a), a "Non-Standard" Alteration shall be any Alteration (y) that shall in Landlord's reasonable opinion require demolition costs on a per square foot basis materially greater than the costs on a per square foot basis to demolish the tenant improvements initially installed in the


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Premises and approved by Landlord and (z) that is of a nature not generally found in comparable office space at the time of the request for approval.

Notwithstanding the foregoing provisions of this Section 12(a), Tenant shall have no right without Landlord's prior written consent, to make any Alterations which would (i) adversely affect the load bearing structural components and structural soundness of the Building, (ii) adversely affect the central environmental systems (excluding ventilation ducts, diffusers and returns),
(iii) adversely affect the electrical, plumbing or other utility systems of the Building or (iv) adversely affect the roofing systems, window glass, window gaskets or glazing.

Tenant shall have the right, without Landlord's consent, to install a supplemental air-conditioning system (the "Supplemental Air-Conditioning System") and a UPS power backup system (the "UPS System"), to service Tenant's use of and operations at the Premises. If such installation requires penetrating the roof, then Tenant shall remain responsible for repairs of such roof penetration. Such installations and the future maintenance thereof by Tenant shall be at Tenant's sole cost and expense and shall comply with all applicable governmental laws, rules and regulations respecting same. Said systems shall be hooked up to the Building's electrical system, however, separately metered and paid by Tenant directly to the utility company by separate billing from said utility company. The Supplemental Air-Conditioning System shall be a 2.5 ton split system. Landlord will advise as to location of such air-conditioning equipment which shall either be on the roof of the Building on the exterior of the Building located within ten (10) feet of the building facade abutting the Premises.

The parties agree that the Tenant Improvement Allowance applicable to the Tenant Build-Out shall be as set forth in the Work Letter.

                  (b) Notwithstanding the foregoing, Tenant may, without Landlord's consent, make Alterations that are non-structural in nature and do not adversely affect the Building mechanical, plumbing or electrical systems; provided (i) Tenant shall give Landlord fifteen (15) days advance notice of such Alterations which notice shall include a description of such Alterations; (ii) all such Alterations shall be installed or constructed in accordance with all laws; (iii) Tenant shall obtain all necessary permits required by governmental or quasi-governmental bodies; (iv) all contractors shall be approved by Landlord, such approval not to be unreasonably withheld or delayed; (v) Tenant shall deliver to Landlord upon completion thereof as-built plans therefor; (vi) if the Alteration is a Non-Standard Alteration and if notice is given by Landlord to Tenant within said fifteen (15) day period that Landlord requires the removal of such Non-Standard Alteration at the expiration or earlier termination of the Term, then Tenant shall, at its sole costs and expense, remove any Non-Standard Alteration at the expiration or earlier termination of the Term; and (vii) Tenant shall carry and cause its contractors to carry worker's compensation, general liability, personal and property damage insurance.

                  (c) Notwithstanding any provision in this Section 12 or otherwise in this Lease to the contrary, Tenant shall not make any Alteration that shall affect the facade or exterior face of the Building or otherwise affect the appearance of the Building from the exterior of the Building in any respect. Landlord reserves the right to unreasonably withhold its consent to any such Alteration in Landlord's sole and absolute discretion.

                  (d) Except as set forth in Section 11 (b) above, all Alterations which may be made to the Premises, shall become the property of Landlord and remain and be surrendered with the Premises. Tenant agrees to repair any damage to the Premises caused by or in connection with the removal of any articles of personal property, business or trade fixtures, including without limitation thereto, repairing the floor and patching and painting the walls where damaged.

         13. STANDARDS FOR WORK. (a) Whenever in this Lease Landlord or Tenant is permitted or required to maintain and repair, or make additions, alterations, substitutions or replacements, or reconstruct or restore the Building or the Premises, such party shall cause such work (the "Work") to be done and completed in a good, substantial and workmanlike manner, free from faults and defects, and in compliance with all legal requirements, and shall utilize only new first-class materials and supplies. The party performing such Work shall be solely responsible for construction means, methods, techniques, sequences and procedures, and for coordinating all activities related to the Work, and the other party shall have no duty or obligation to inspect the Work, but shall have the right to do so.


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                  (b) Whenever Landlord or Tenant is required to perform any
Work upon the Building or the Premises, such party shall promptly commence the Work and, once the Work is commenced, diligently and continually pursue the Work and complete the Work within a reasonable time. The party performing such Work shall supervise and direct the Work utilizing its best efforts and reasonable care, and shall assign such qualified personnel to the Work as may be necessary to cause the Work to be completed in an expeditious fashion.

                  (c) The party performing such Work shall (i) provide and pay for all labor, materials, goods, supplies, equipment, appliances, tools, construction equipment and machinery and other facilities and services necessary for the proper execution and completion of the Work; (ii) promptly pay when due all costs and expenses incurred in connection with the Work; (iii) pay all sales, consumer, use and similar taxes required by law in connection with the Work; (iv) secure and pay for all permits, fees and licenses necessary for the performance of the Work; and (v) at all times maintain the Premises and the Project free and clear from any and all liens, claims, security interests and encumbrances arising from or in connection with the Work, including, without limitation, liens for materials delivered, supplied or furnished, or for services or labor performed or rendered. All materials, supplies, goods, appliances and equipment incorporated in the Work shall be free from any liens, security interests or title retention arrangements, other than the lien or security interest (if any) of the holder of any Mortgage placed upon the Premises by Landlord. However, nothing contained in this Section is intended to restrict or affect any right the party performing such Work may otherwise have under this Lease for reimbursement of any costs or expenses incurred in connection with such Work.

                  (d) The party performing such Work shall (i) be responsible for the acts and omissions of all of its employees and all other persons performing any of the Work; (ii) be responsible for initiating, maintaining and supervising all necessary safety precautions and programs in connection with the Work; (iii) take all reasonable precautions for the safety of, and provide all reasonable protection to prevent damage, injury or loss to, the Work, all persons performing the Work, all other persons who may be involved in or affected by the Work, all materials and equipment to be incorporated in the Work and all other property in the Building or on the land or adjacent thereto; (iv) purchase and maintain in full force and effect, and cause its contractors and subcontractors to purchase and maintain in full force and effect, such insurance (if any) in addition to that otherwise required of such party under this Lease as may be necessary to protect such party from claims under worker's compensation acts and other employee benefit acts, from claims for damages because of bodily injury, including death, and from claims for damage to property which arise out of performance of the Work. Such additional insurance policies, if any, shall meet the requirements set forth elsewhere herein with respect to the insurance policies otherwise required to be obtained and maintained by such party under this Lease. The party performing such Work shall pay and shall indemnify and save the other party and its officers, employees and agents harmless from all liabilities, damages, losses, costs, expenses, causes of action, suits, claims, demands and judgments of any nature arising out of, by reason of or in connection with the Work.

         14. COMPLIANCE WITH LAWS, RULES AND REGULATIONS. Tenant, at Tenant's expense, shall comply with all laws, ordinances, orders, rules and regulations of state, federal, county, municipal or other agencies or bodies having jurisdiction relating to the Premises (excluding, however, compliance with above-ceiling fire safety regulations which shall be borne by Landlord). Tenant will comply with the Rules and Regulations adopted by Landlord which are set forth on EXHIBIT D, attached hereto and hereby made a part hereof. Landlord shall have the right at all times to change the Rules and Regulations in any reasonable manner as Landlord may deem necessary or advisable, provided same shall not materially interfere with Tenant's use of and operations at the Premises. All changes and amendments in the Rules and Regulations will be sent by Landlord to Tenant in writing and shall thereafter be carried out and observed by Tenant. Landlord shall not enforce the Rules and Regulations in a discriminatory manner against Tenant. Landlord shall comply with all laws, ordinances, orders, rules and regulations of state, federal, county, municipal or other agencies or bodies having jurisdiction relating to the Building other than the Premises and portions of the Project leased to other tenants.

         15. CONDEMNATION. (a) SUBSTANTIAL TAKING. If, during the Term, all or a substantial part of the Premises or the Building, including, without limitation, its common areas and parking areas, is permanently taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase or exchange in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises for the purpose for which they are then being used, the Term shall terminate and the Rent shall be abated during the otherwise unexpired portion of the Term effective on the date physical possession of the condemned property is taken by the condemning authority. The determination of whether such taking would prevent or materially interfere with the use of the Premises shall be made by Landlord, however Landlord shall act reasonably in making such determination.

                  (b) LESS THAN SUBSTANTIAL TAKING. In the event a portion of the Premises or the Building, including, without limitation, its common areas and parking areas, shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase or exchange in lieu thereof, and the Term is not terminated as provided in subsection (a) above, Landlord may, at Landlord's option and at Landlord's expense, restore and reconstruct the Building and other improvements of which the Premises are a part to the extent necessary to make them reasonably tenantable, and the Rent for the remainder of the Term shall be abated to such extent as may be fair and reasonable considering all the circumstances.

         16. FIRE AND CASUALTY. (a) SUBSTANTIAL DAMAGE. If the Premises or the Building, including, without limitation, its common areas and parking areas, should be totally destroyed by fire or other casualty, or if the Premises or the Building, including without limitation, its common areas and parking areas, should be so damaged such that the rebuilding cannot reasonably be completed within one hundred and eighty (180) days after the date of written notification by Tenant to Landlord of the destruction, either Landlord or Tenant may terminate this Lease and the Rent shall be abated for the otherwise unexpired portion of the Term, effective as of the date of such casualty. The determination of whether such rebuilding can reasonably be completed within such period shall be made by Landlord, however, Landlord shall act reasonably in making such determination.

                  (b) LESS THAN SUBSTANTIAL DAMAGE. If the Premises or the Building, including, without limitation, its parking areas or common areas, should be partially damaged by fire or other casualty, and the rebuilding or repairs can reasonably be completed within one hundred and eighty (180) days after written notification by Tenant to Landlord of the damage, or if Landlord or Tenant does not elect to terminate the Lease as set forth in Section 16(a) above, Landlord shall proceed with reasonable diligence to rebuild or repair the Building or other improvements of which the Premises are a part to substantially the same condition as existed prior to the damage. If the Premises are to be so rebuilt or repaired and are untenantable in whole or in part following the damage, the Rent payable hereunder during the period for which the Premises are untenantable shall be adjusted to such an extent as may be fair and reasonable under the circumstances. In the event that Landlord fails to complete the necessary repairs or rebuilding within one hundred eighty (180) days from the date of written notification by Tenant to Landlord of the damage, with due allowance for any force majeure, Tenant may at its option terminate this Lease effective as of the end of such period for repair or rebuilding, by delivering written notice of such termination to Landlord.

         17. INSURANCE. (a) LANDLORD'S INSURANCE. Landlord agrees to maintain during the Term the following insurance (the cost of which is to be borne by Landlord): (i) "all risk" coverage insurance on the Building and the other improvements on the Property, exclusive of any improvements constructed within the Premises by or on behalf of Tenant, in an amount equal to the full replacement cost thereof; and (ii) a policy or policies of worker's compensation and comprehensive general liability insurance, including personal injury and property damage in the amount of One Million and No/100 Dollars ($1,000,000.00) for property damage and One Million and No/100 Dollars ($1,000,000.00) per occurrence for personal injuries or deaths of persons occurring in or about the Property. Tenant shall not permit the Premises to be used in any way which would, in the opinion of Landlord, be extra hazardous on account of fire or other hazard or casualty or which would otherwise and in other ways increase the premiums for or render void any insurance relating to the Building or the contents thereof or any liability of Landlord. If Tenant's specific use and occupancy of the Premises causes any increase in any insurance premiums paid by Landlord with respect to the Building, or if Tenant abandons the Premises and thereby causes an increase in such premiums, then Tenant shall pay the Landlord upon demand as Additional Rent the amount of such increase. Landlord shall not be obligated in any way or manner to insure any personal property (including but not limited to any furniture, machinery, equipment, goods or supplies) of Tenant or which Tenant may have upon or within the Premises or any fixtures installed by or paid for by Tenant upon or within the Premises or any additional improvements which Tenant may construct on the Premises.

                  (b) TENANT'S INSURANCE. Tenant shall, at its sole expense, at all times during the Term of this Lease maintain in effect a policy or policies of insurance (i) covering its personal property located in the Premises and tenant improvements to the Premises paid for and installed by Tenant and Landlord other than as set forth in (a) above, providing protection against any peril included under insurance practices within the classification "all risk" and to the full insurable value of such personal property and tenant improvements and (ii) comprehensive public liability insurance with respect to the Premises and the conduct or operation of Tenant's business therein, with limits of not less than One Million and No/100 Dollars ($1,000,000.00) for death or bodily injury to any one or more persons in a single occurrence and One Million and No/100 Dollars ($1,000,000.00) for property damage. Tenant hereby waives any and all rights of recovery against Landlord for any insured loss or liability occurring to Tenant's personal property and tenant improvements and the aforesaid policy or policies shall contain appropriate provisions recognizing this release by Tenant and waiving all rights of subrogation by the insurance carrier. Except for Landlord's or Landlord's agents', employees', invitees', licensees' or contractors' negligence or willful misconduct, Tenant hereby indemnifies and holds Landlord harmless from all claims, demands, actions, damages, loss, liabilities, judgments, costs and expenses, including, without limitation, attorneys' fees and costs which are suffered by, recovered from or asserted against Landlord and arise from or in connection with the use or occupancy of the Premises and/or any accident, injury or damage occurring in the Premises. Tenant shall maintain a policy or policies of insurance with the premiums paid in advance issued by and binding upon a solvent insurance company, authorized to transact business in Florida, insuring all personal property of Tenant upon or within the Premises in an amount equal to the full replacement cost of such property. Tenant shall deliver certificates of such insurance to Landlord on or before the Commencement Date, and thereafter from time to time upon request.

         18. WAIVER OF SUBROGATION. Any other term or condition of this Lease to the contrary notwithstanding, Landlord and Tenant, to the fullest extent permitted by law, each hereby waive all claims, causes of action and rights of recovery against the other for and hereby release the other from liability for, loss or damage to the extent such loss or damage is insured by valid and collectible insurance in effect at the time of such loss or damage. To the extent commercially available on a reasonable basis, Landlord's and Tenant's insurance coverage required to be carried pursuant to Section 17 hereof shall contain appropriate waiver of subrogation provisions consistent with this
Section 18.

         19. LIABILITY AND INDEMNIFICATION. Landlord shall not be liable to Tenant's employees, agents, invitees, licensees, contractors or visitors, or to any other person, for any injury to person or damage to property on or about the Premises caused by the negligence or misconduct of Tenant, its agents, servants, or employees or of any other person entering upon the Premises under express or implied invitation by Tenant. Except for Landlord's negligence or willful misconduct, Tenant agrees to indemnify and hold harmless Landlord of and from any loss, attorneys' fees, expenses or claims arising out of (i) any such damage or injury, (ii) any and all defaults by Tenant hereunder, or otherwise by reason of or resulting from the use or occupancy of the Premises.

Except for Tenant's negligence or willful misconduct, Landlord agrees to indemnify and hold harmless Tenant from any loss, attorneys' fees, expenses or claims arising out of Landlord's negligence or willful misconduct.

         20. QUIET ENJOYMENT. Landlord warrants that it has full right to execute and to perform this Lease and that Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the Term, subject only to the matters set forth in
Section 21 below. Landlord shall not be responsible for the acts or omissions of any other Tenant, lessee or third party that may interfere with Tenant's use and enjoyment of the Premises.

         21. LANDLORD'S RIGHT OF ENTRY. With reasonable notice (except in the case of an emergency), Landlord or its authorized agent shall at any and all reasonable times have the right to enter the Premises to inspect the same, to supply janitorial service or any other service to be provided by Landlord, to show the Premises to perspective purchasers or tenants (only during the last twelve (12) months of the Term with respect to prospective tenants), and to alter, improve or repair the Premises or any other portion of the Building. Tenant shall make available a representative of Tenant during all reasonable time periods (except in an emergency) during which Landlord shall access the Premises. Except for Landlord's negligence or willful misconduct, Tenant hereby waives any claim for damages for injury or inconvenience to or interference with Tenant's business, any loss of occupancy or use of the Premises, and any other loss occasioned thereby. Landlord agrees to use good faith efforts to minimize disruption to Tenant's business during any periods when Landlord requires access to the Premises. Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, provided, however, that Tenant shall not be obligated to provide Landlord with keys to the computer room as shown on attached floor plan. Tenant shall not change Landlord's lock system or in any other manner prohibit Landlord from entering the Premises. Landlord shall have the right to use any and all means which Landlord may deem proper to open any door in an emergency without liability therefore.

         22. ASSIGNMENT OR SUBLET. (a) Tenant shall not assign, in whole or in part, this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise (including without limitation by transfer of a majority interest in a partnership or a majority interest of stock, merger or dissolution, which transfer of majority interest, merger or dissolution shall be deemed an assignment) or mortgage or pledge the same, or sublet the Premises in whole or in part, without the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed) and in no event shall any such assignment or sublease release Tenant or any guarantor from any obligation or liability hereunder. The foregoing provision of this Section 22 shall not apply to restrict any transfer of stock whenever Tenant is a corporation the outstanding stock of which is listed on a recognized national stock exchange or the National Association of Securities Dealers National Market System or in connection with an initial public offering or a private placement of stock pursuant to Section 3(a)(11), (4)(2) or Regulations D and S of the Securities Act of 1933, as amended. No assignee or sublessee of the Premises or any portion thereof may assign or sublet the Premises or any portion thereof.

                  (b) Any assignment or sublease made by Tenant without Landlord's consent when Landlord's consent is required pursuant to the terms of this Lease shall be void, and, at Landlord's option, constitute a default under the terms and conditions of this Lease.

                  (c) Consent by Landlord to any assignment, transfer or subletting to any party, shall not be construed as a waiver or a release of Tenant from the terms of any covenant or obligation under this Lease, nor shall its consent to one assignment, transfer or subletting to another person, partnership, firm or corporation be deemed to be a consent to any subsequent assignment, transfer or subletting to another person, partnership, firm or corporation.

                  (d) In the case of an approved subletting, Landlord shall have the right to any and all sums or economic consideration in excess of the Base Rent and Additional Rent payable hereunder from such subletting reasonably attributable to the sublet portion of the Premises, as and when received (net of the reasonable costs of obtaining such sublessees, including, without limitation, any tenant improvement allowance or buildout costs borne by Tenant in connection with any such subletting and any brokerage commission due with respect to any such subletting). In the case of an assignment of this Lease, Landlord shall have the right to any and all sums or other economic consideration in excess of the Base Rent and Additional Rent reasonably attributable to such assignment of this Lease, as and when received (net of the reasonable costs of obtaining such assignees, including, without limitation, any tenant improvement allowance or buildout costs borne by Tenant in connection with any such assignment and any brokerage commission due with respect to any such assignment).

                  (e) Notwithstanding the above provisions of this Section 22, Tenant shall have the right to sublet or assign all or part of the Premises without the prior consent of Landlord to: (i) any person, corporation, partnership or other entity which shall control, be under the control of, or be under common control with, Tenant and/or (ii) any corporation, partnership or other business entity resulting from the merger, consolidation or other business combination with Tenant to any person or entity that acquires all or substantially all of Tenant's assets as a going concern of the business that is being conducted in the Premises, as long as the assignee or sublessee assumes in full the obligations of Tenant under this Lease, provided, however, that (1) such assignee or subtenant must be a bona fide entity, (2) such assignee's or subtenant's proposed use of the Premises must be consistent with the uses permitted under this Lease, (3) the character, reputation, and business of the proposed assignee or sublessee is consistent with the tenants then in the Building, including Tenant and (4) Tenant shall nonetheless be required to provide Landlord with at least fifteen (15) business days advance written notice of any such assignment or subletting including with such notice the following information, documentation and notice: (aa) the identity of such sublessee or assignee, (bb) the planned use of the Premises and the business to be conducted therefrom, and (cc) reasonable documentation to evidence that the proposed sublessee or assignee shall in fact be an affiliate meeting the qualifications of this Section 22(e). Further, if requested by Landlord, Tenant shall provide to Landlord such other information as may be reasonably requested by Landlord during such fifteen (15) business day period to substantiate Tenant's right to consummate said subleases or assignments as contemplated by this Section 22(e). For purposes of this Section 22, the term "control" shall mean possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of any person or entity, if through the ownership of at least twenty percent (20%) of the voting securities, partnership interests or similar ownership rights. Landlord acknowledges that such information is confidential information and may not be used, disclosed or acted upon for the purpose of insider trading or otherwise in contravention of the Securities Act of 1933, as amended, or the Exchange Act of 1934.

         23. EVENTS OF DEFAULT. Each of the following shall be deemed to be an Event of Default by Tenant under this Lease: (a) Tenant shall fail to pay any installment of Base Rent and Additional Rent when due or any other amount required pursuant to this Lease within five (5) days after written notice by Landlord to Tenant that such sum is due and unpaid; provided, however, that notwithstanding the foregoing, Landlord shall have no obligation to notify Tenant of the failure to pay any sum due from Tenant under this Lease on more than two (2) occasions during any twelve (12) month period; (b) Tenant shall fail to comply with any term, provision or covenant of this Lease, other than payment of Base Rent, Additional Rent, or any other required amount, and the failure is not cured within thirty (30) days after written notice to Tenant (or if such failure to comply on the part of Tenant would reasonably require more than thirty (30) days to rectify, unless Tenant commences rectification within the thirty (30) day notice period and thereafter promptly, effectively and continuously proceeds with the rectification of the failure to comply on the part of Tenant and, in all events, cures such failure to comply on the part of Tenant no later than the time period reasonably required to effectuate such cure; (c) Tenant shall file a petition for relief or be adjudged bankrupt or insolvent under the Federal Bankruptcy Act, as amended, U.S.C.A. Title 11 (entitled "Bankruptcy") Section 101 ET SEQ. as amended, or any similar law or statute of the United States or any state; or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant; or Tenant shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors and fails to have such receiver or trustee dismissed within ninety (90) days from the date of such appointment; or (d) Tenant shall do or permit to be done any act which results in a lien being filed against the Premises or the Building and fails to remove such lien by payment, bond or otherwise within twenty (20) business days from receipt of Landlord's notice to remove.

         24. REMEDIES FOR TENANT'S DEFAULT. Upon the occurrence of any Event of Default, Landlord may at its option pursue any one or more of the following remedies, and any and all other rights or remedies accruing to Landlord by law or otherwise, without any notice or demand: (a) commence dispossessory proceedings with or without the termination of this Lease; (b) declare the entire amount of Rent calculated on the current rate being paid by Tenant, and other sums which in Landlord's reasonable determination would become due and payable during the remainder of the Term (including, but not limited to, increases in Rent pursuant to the terms hereof), discounted to present value by using a reasonable discount rate selected by Landlord, and reduced by the reasonable rental value of the Premises for the remainder of the Term thereof (taking into account in such calculation the reasonable costs of obtaining substitute tenants (including, without limitation, any reasonably anticipated tenant improvement allowance, or any reasonably anticipated tenant build-out expense, and any brokerage commissions reasonably anticipated to be incurred in connection with same) and the reasonable time period under the circumstances of anticipated vacancy prior to reletting), to be due and payable immediately. Upon such acceleration of such amounts, Tenant agrees to pay the same at once, together with all Rent and other amounts theretofore due, at Landlord's address as provided herein; provided however, that such payment shall not constitute a penalty or forfeiture but shall constitute liquidated damages for Tenant's failure to comply with the terms and provisions of this Lease (Landlord and Tenant agreeing that Landlord's actual damages in such an event are impossible to ascertain and that the amount set forth above is a reasonable estimate thereof). The acceptance of such payment by Landlord shall not constitute a waiver of rights or remedies to Landlord for any failure of Tenant thereafter occurring to comply with any term, provision, condition or covenant of this Lease; (c) commence proceedings against Tenant for all amounts owed by Tenant to Landlord, whether as Base Rent, Additional Rent, damages or otherwise; (d) terminate the Term, in which event Tenant shall immediately surrender the Premises to Landlord and Tenant agrees to pay on demand the amount of all loss and damage which Landlord may suffer by reason of the termination of the Term under this subsection or otherwise (the remedy set forth in this clause (d) is an alternative remedy to that set forth in clause

(a) above but may not be exercised together with the remedy described in clause
(a) above; (e) as an alternative remedy to the remedy set forth in clause (a) above, with or without terminating this Lease, relet the Premises on behalf of Tenant and receive directly the rent by reason of the reletting in which event Tenant agrees to pay Landlord on demand any deficiency that may arise by reason of any reletting of the Premises and to reimburse Landlord upon demand for any expenditures made by it for remodeling or repairing in order to relet the Premises and for all other expenses incurred in connection with such reletting; Landlord shall not be liable for any failure to relet the Premises, in whole or in part, nor for any failure to collect any rent due from any such reletting; rather, Tenant shall remain liable for all Rent and for all such expenses; (f) enter upon and take possession of the Premises, without being liable for prosecution of any claim for damages or for trespass or other tort; (g) do or caused to be done whatever Tenant is obligated to do under the terms of this Lease, in which case Tenant agrees to reimburse Landlord on demand for any and all costs or expenses which Landlord may thereby incur and Tenant agrees that Landlord shall not be liable for any damages resulting to Tenant from effecting compliance with Tenant's obligations under this subsection, whether caused by the negligence of Landlord or otherwise; or (h) enforce the performance of Tenant's obligations hereunder by injunction or other equitable relief (which remedy may be exercised upon any breach or default or any threatened breach or default of Tenant's obligations hereunder).

         25. WAIVER OF DEFAULT OR REMEDY. Tenant understands and acknowledges that no assent, express or implied, by Landlord to any breach of any one or more of the terms, covenants or conditions hereof shall be deemed or taken to be a waiver of any succeeding or other breach, whether of the same or any other term, covenant or condition hereof.

         26. FORCE MAJEURE. Landlord and Tenant (except with respect to the payment of Base Rent, Additional Rent or any other monetary obligation under this Lease and except as provided in Section 2 hereof) shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease when prevented from so doing by a cause or causes beyond the Landlord's or Tenant's (as the case may be) control, which shall include, without limitation, all labor disputes, governmental regulations or controls, fire or other casualty, inability to obtain any material or services, acts of God, or any other cause not within the reasonable control of Landlord or Tenant (as the case may be).

         27. ATTORNEY'S FEES. In the event of any lawsuit or court action between Landlord and Tenant arising out of or under this Lease or the terms and conditions stated herein, the prevailing party in such lawsuit or court action shall be entitled to and shall collect from the non-prevailing party the reasonable attorney's fees and court costs actually incurred by the prevailing party with respect to said lawsuit or court action. The prevailing party shall be deemed to be that party who obtains substantially the same relief sought whether by compromise, settlement or judgment.

         28. HOLDING OVER. Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession of the Premises to Landlord. If Tenant retains possession of the Premises or any part thereof after such termination, then such holding over shall create a tenancy at sufferance upon the terms and conditions set forth in this Lease; provided however that the Base Rent shall, in addition to all other sums which are to be paid by Tenant hereunder, whether or not as Additional Rent, be equal to one hundred fifty percent (150%) of the Base Rent being paid to Landlord under this Lease immediately prior to such termination (prorated for each day Tenant remains in possession); provided, however, that in the event Landlord has provided Tenant notice of termination and Tenant retains possession the Base Rent shall be two hundred percent (200%) of the Base Rent being paid to Landlord under this Lease immediately prior to such termination (prorated for each day Tenant remains in possession); and there shall be no renewal of this Lease by operation of law. The provisions of this Section 28 shall not constitute a waiver of any right of re-entry as herein set forth or as provided by law; nor shall receipt of any rent or other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease for a breach of any of the terms, covenants or obligations herein on Tenant's part to be performed.

         29. RIGHTS OF MORTGAGEES AND OTHERS. Tenant accepts this Lease subject and subordinate to the lien or security title of any recorded mortgage, deed of trust or deed to secure debt presently existing or hereafter created upon the Premises and to all existing recorded restrictions, covenants, easements and agreements with respect to the Building or any part thereof, and all amendments, modifications and restatements thereof and all replacements and substitutions therefor; provided, however, that nothing contained in any of the foregoing enumerated instruments (whether now existing or hereafter entered into) prevents or shall prevent or materially interferes with or shall materially interfere with Tenant's rights and privileges under this Lease, Landlord's consents herein granted to Tenant or Tenant's intended use or occupancy of the Premises as set forth in this Lease (save and except for any mortgagee's right to foreclose out Tenant's subordinated leasehold estate in the Premises as a consequence of said mortgagee's foreclosure of Landlord's interest therein). Any provisions of this Lease requiring the future approval or consent of Landlord shall not be deemed to have been unreasonably withheld if any mortgagee (which shall include the holder of any mortgage, deed of trust or deed to secure debt) of the Premises or Building or any portion thereof shall refuse or withhold its approval or consent thereto (provided such holder of any mortgage or deed to secure debt shall act with the same standard of reasonableness as imposed upon Landlord hereunder). Any requirement of Landlord pursuant to this Lease which is imposed pursuant to the direction of any such mortgagee shall be deemed to have been reasonably imposed by Landlord if made in good faith, provided same shall not unreasonably interfere with Tenant's use and enjoyment of the Premises and Tenant's rights under this Lease.

         30. ESTOPPEL CERTIFICATES. Within ten (10) business days following any written request which a party may make from time to time (but not more often than four (4) times in any calendar year), the other party shall execute, acknowledge and deliver to the requesting party a certificate stating that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, and setting forth such modifications); the amounts and dates to which Base Rent, Additional Rent and other sums payable hereunder have been paid; such other reasonable information pertaining to the Lease as may be requested by Landlord or Tenant, as the case may be; and either that to the knowledge of the signer of such certificate no default exists hereunder or specifying each such default of which the signer has knowledge. Landlord and Tenant intend that any statement delivered pursuant to this Section 30 may be relied upon by the requesting party and any individual or entity named by the requesting party in the request therefor.

         31. SUCCESSORS AND ASSIGNS. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, representatives and assigns, subject, however, to the provisions of Section 23 above. It is hereby covenanted and agreed that should Landlord's interest in the Premises cease to exist for any reason during the Term, then notwithstanding the happening of such event this Lease nevertheless shall remain unimpaired and in full force and effect and Tenant hereby agrees to be bound and obligated hereunder to the then owner of the Premises as landlord provided the new owner accepts the obligations of landlord hereunder.

         32. NOTICE. (a) Except for legal process, which may also be served as by law provided or as provided below, all notices required or desired so be given with respect to this Lease shall be in writing and shall be deemed to be given to and received by the party intended to receive such notice when delivered by overnight courier, hand delivered or three (3) days after such notice shall have been deposited, postage prepaid, in the United States mail, certified, return receipt requested, properly addressed to the addresses specified below. In the event of a change of address by either party, such party shall give written notice thereof n accordance with the foregoing.

         LANDLORD'S ADDRESS FOR NOTICES:     TENANT'S ADDRESS FOR NOTICES:
         ------------------------------      ----------------------------
         Fairfax Boca 92, L.P.               Omega Research, Inc.
         c/o Flagship Group, Inc.            8700 West Flagler Street, Suite 250
         2300 Windy Ridge Parkway, Suite 50  Miami, Florida  33174
         Atlanta, GA  30339-5671             Attention:  Marc J. Stone, Esq.
         Attention:  T. Gordy Germany

         33. BROKERAGE CLAIMS. Tenant and Landlord hereby warrant and represent to the other that Tenant or Landlord, as the case may be, has not dealt with any broker, agent or finder in connection with this Agreement other than Larkin, Schmidt, Weidenbaum Commercial Real Estate. Both Landlord and Tenant covenant and agree to hold each other harmless from and against any and all loss, liability, damage, claim, judgment, cost or expense (including but not limited to attorneys' fees and expenses and court costs) that may be incurred or suffered by the other party because of any claim for any fee, commission or similar compensation with respect to this Agreement, made by any other broker, agent or finder claiming to have dealt with such party, whether or not such claim is meritorious. Landlord agrees to pay Larkin, Schmidt, Weidenbaum Commercial Real Estate pursuant to a separate agreement.

         34. SIGNS. Tenant shall not install, paint, display, inscribe, place or affix any sign, picture, advertisement, notice, lettering, or direction (hereinafter collectively called "Signs") on the exterior of the Premises, the common areas of the Building, the interior surface of glass or any other location which could be visible from outside of the Premises without first securing written consent from Landlord therefore. Any Sign permitted by Landlord shall at all times conform with all municipal ordinances or other laws, regulations, deed restrictions and protective covenants applicable thereto. Tenant shall remove all Signs at the expiration or other termination of this Lease, at Tenant's sole risk and expense, and shall in a good and workmanlike manner properly repair any damage caused by the installation, existence, or removal of Tenant's Signs. Notwithstanding the foregoing, Tenant shall have the right, without Landlord's consent, to place its firm name on the door of the Premises. Additionally, if during the term of the Lease the Building shall contain a directory of tenants, Tenant shall have the right during the Term of the Lease to have its firm name displayed thereon.

         35. ENTIRE AGREEMENT, AMENDMENT AND LIMITATION OF WARRANTIES. IT IS EXPRESSLY AGREED BY TENANT, AS A MATERIAL CONSIDERATION FOR THE EXECUTION OF THIS LEASE, THAT THIS LEASE, WITH THE SPECIFIC REFERENCES TO WRITTEN EXTRINSIC DOCUMENTS, IS THE ENTIRE AGREEMENT OF THE PARTIES; THAT THERE ARE, AND WERE NO VERBAL REPRESENTATIONS, WARRANTIES, UNDERSTANDINGS, STIPULATIONS, AGREEMENTS OR PROMISES PERTAINING TO THIS LEASE OR THE EXPRESSLY MENTIONED EXTRINSIC DOCUMENTS NOT INCORPORATED IN WRITING IN THIS LEASE. LANDLORD AND TENANT EXPRESSLY AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE, THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE AND THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE. IT IS LIKEWISE AGREED THAT THIS LEASE MAY NOT BE ALTERED, WAIVED, AMENDED OR EXTENDED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY BOTH LANDLORD AND TENANT.

         36. LIMITATION OF LIABILITY. Landlord's obligations and liability with respect to this Lease shall be limited solely to Landlord's interest in the Building, as such interest is constituted from time to time, and neither Landlord nor any officer, director, shareholder or partner of Landlord, or of any partner of Landlord, shall have any personal liability whatsoever with respect to this Lease.

         37. SUBMISSION OF AGREEMENT. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

         38. CORPORATE AUTHORITY. (a) If Tenant executes this Lease as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby represent and warrant that Tenant is a duly organized and validly existing corporation, that Tenant is qualified to do business in the State in which the Building is located, that Tenant has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant is authorized to do so and Tenant shall provide Landlord evidence reasonably acceptable to Landlord of such authority. Upon Landlord's request, Tenant shall provide Landlord with evidence reasonably satisfactory to Tenant confirming the foregoing representations and warranties.

                  (b) If Landlord executes this Lease as a corporation, each of the persons executing this Lease on behalf of Landlord does hereby represent and warrant that Landlord is a duly organized and validly existing corporation, that Landlord is qualified to do business in the State in which the Building is located, that Landlord has full right, power and authority to enter into this Lease, and that each person signing on behalf of Landlord is authorized to do so and Landlord shall provide Tenant evidence reasonably acceptable to Tenant of such authority. Upon Tenant's request, Landlord shall provide Tenant with evidence reasonably satisfactory to Tenant confirming the foregoing representations and warranties.

         39. MISCELLANEOUS. The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provision hereof. If any provision of this Lease shall ever be held to be invalid or unenforceable in any circumstance or as to any person, such invalidity or unenforceability shall not affect such provision in any other circumstance or as to any other person or any other provision of this Lease. This Lease, or any portion hereof, shall not be recorded unless both parties hereto agreed to the recording.

         40. GOVERNING LAW. This Lease shall be governed and construed in accordance with the laws of the State in which the Building is located.

         41. COUNTERPARTS. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement, and the signatures of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

         42. RADON DISCLOSURE. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over a time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the County Public Health Unit

         43. RIGHT OF REFUSAL. Landlord will provide to Tenant a second right of refusal to lease additional contiguous space on the same floor, subject to the existing right of refusal respecting same heretofore given by Landlord to Associated Industries Insurance Services ("AIIS"). Such notice shall be provided to Tenant simultaneously, along with the notice to said tenant that has the existing first right of refusal. Tenant shall have fifteen (15) days in which to notify Landlord of its intent to exercise this right (subject, however, to the first right of refusal). If AIIS declines to exercise the first right of refusal and Tenant exercises the second right of refusal, such additional space shall be provided to Tenant within thirty (30) days, on an "as-is" basis, and at the same rental rate which tenant is paying for the original premises. If Tenant shall decline to exercise such right to let said space, Landlord may at any time with six (6) months after such notice is given to Tenant so let such space to third parties, failing which the right of refusal shall be deemed reinstated as to such space.

         44. PARKING. Tenant, its agents, invitees, employees and contractors shall have the right throughout the Term, on a non-exclusive and unreserved twenty-four (24) hours a day, seven (7) days a week, free of charge basis, to utilize up to 3.75 parking spaces for each 1,000 square feet of Premises demised hereunder, rounded up to the nearest whole number of parking spaces, in the parking areas located adjacent to the Building. Landlord represents to Tenant that there currently exists, and will throughout the Term of the Lease exist, adequate parking spaces under applicable codes to allow for the foregoing allocation to Tenant. The parties agree that the Tenant shall be allocated twenty-four (24) parking spaces during the Term of the Lease to be increased as aforesaid only if Tenant exercises its right of refusal under Section 43 hereof.

         45. SATELLITE DISHES. At Tenant's sole cost and expense, and subject to Tenant complying with any and all rules, regulations, laws, ordinances, safety standards and statutes of any municipal, county, state or federal governmental or quasi-governmental agency or authority, Tenant may install, and once installed, modify, remove and replace from time to time, up to ten (10) satellite or microwave dishes or antenna (four of which shall not exceed eighteen (18) inches in diameter and six (6) of which shall not exceed six (6) feet in diameter) (the "Rooftop Communication System") on the roof of the Building. The Rooftop Communication System shall be located on the roof area immediately above the Premises. No dish shall exceed 100 pounds in weight (inclusive of anchoring weights). The Rooftop Communication System shall be installed, at Tenant's expense, by Tenant's in-house engineering staff, or by a contractor approved by Landlord, which contractor approval shall not be unreasonably withheld or delayed. There shall be no penetrations of the roof membrane, and Tenant shall take no action which may void Landlord's roof warranty. The Rooftop Communication System shall include the use of any Building shafts required to bring Tenant's data cables from the roof area to the Premises. Tenant shall have access to the roof and Tenant's equipment relating to such Rooftop Communications System at all reasonable times throughout the Term. Tenant shall be responsible for procuring and shall provide Landlord with copies of whatever licenses, certifications or permits may be required for the use of such Rooftop Communication System or operation of any equipment served thereby, and shall fully indemnify and hold Landlord harmless from any and all causes of action resulting from Tenant's installation, maintenance, removal, use and operation of the Rooftop Communication System. Landlord makes no warranties whatsoever as to the permissibility of such Rooftop Communication System under applicable laws of fitness for use for a particular purpose or merchantability. Tenant shall not be obligated to pay rent or otherwise compensate Landlord with respect to the Rooftop Communication System.

         Notwithstanding the foregoing, in the event that at any time during the Term of the Lease Tenant's use and operation of the Rooftop Communication System shall result in any material interference with or disruption of the use and operation of the satellite communications systems or other operations of either or both of two other tenants at the Project - Bell South and/or Associated Industries - then, in such event, Tenant shall, at Tenant's expense, cause the Rooftop Communication System to be relocated elsewhere on the roof of the Building, or, if such relocation elsewhere on the roof of the Building shall not correct the interference and/or disruption problem, to another Project building's rooftop or elsewhere at the Project. The determination of any such relocation area shall be made by Landlord and Tenant jointly, each agreeing to act reasonably.

         In the event that the City of Boca Raton or any other applicable governmental authority shall at any time during the term of the Lease require the installation of any screening device respecting the Rooftop Communication System to shield its visibility, the design and aesthetics of same shall be subject to Landlord's consent, not to be unreasonably withheld or delayed.

         Tenant shall maintain, at Tenant's sole cost and expense, the Rooftop Communication System in good order and repair at all times.

         Tenant may remove the Rooftop Communication System, at any time during the Term of the Lease, upon fifteen (15) days' prior written notice to Landlord. Tenant covenants and agrees that, if requested by Landlord, Tenant shall, at Tenant's sole cost and expense, remove any such Rooftop Communication System (a) at or prior to the expiration or earlier termination of this Lease, or (b) in the event Tenant violates the covenants contained in this Section beyond any applicable curative period. In the event the Rooftop Communication System is removed by Tenant, Tenant shall surrender the roof area to Landlord in good condition, except for ordinary wear and tear and damage by fire, casualty and other elements, and the negligence or willful misconduct of Landlord, its agents, employees and/or contractors.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Lease under seal as of the day and year first above written.

                                    LANDLORD:

                                    FAIRFAX BOCA 92, L.P., a Georgia limited partnership

                                    By:     Fairfax Properties, Inc.
                                            Its duly authorized general partner

         ILLEGIBLE                          By: /s/ T. Gordon Germany
                                               ---------------------------------

Witness: ILLEGIBLE
        ---------------------------         Its: Pres
                                                --------------------------------

                                            TENANT:

                                            OMEGA RESEARCH, INC.

         /s/ Mikki E. Blyskal               By: /s/ Gregg Stewart
                                               ---------------------------------

Witness: /s/ Loren Constantino
        ---------------------------         Its: Chief Financial Officer
                                                --------------------------------

                                                  [CORPORATE SEAL]

                                   EXHIBIT "A"

                              [OUTLINE OF PREMISES]

                                   EXHIBIT "B"

                          [LEGAL DESCRIPTION OF LAND]

                          PROPERTY LOCATED IN FLOOD ZONE A6, ELEV. 11 (2/1/79) PER FLOOD RATE INSURANCE MAP, PLAM BEACH COUNTY, FLORIDA, COMMUNITY PANEL NUMBER 120192 0220 B, AS REVISED OCTOBER 15, 1962

DESCRIPTION:  Parcel "B" of North Forty

A parcel of land lying and being in Sections 1 and 12, Township 47 South, Range 42 East and Sections 6 and 7, Township 47 South, Rage 43 East, Palm Beach County, Florida, described as follows:

Commence at the Northeast corner of said Section 12; thence South 00/degree/29'15" West, along the East line of said Section 12, a distance of
80.01 feet to the North right-of-way line of N.W. 51st Street and the Point of Beginning of this description; thence North 88/degree/35'00" West, along a line
80.00 feet South of, and parallel with, as measured at right angles to the North line of said Section 12, a distance of 453.93 feet; thence North 00/degree/24'40" East, a distance of 149.73 feet; thence North 89/degree/35'20" West, a distance of 4.27 feet; thence North 00/degree/24'40" East, a distance of
69.93 feet; thence North 89/degree/35'20" West, a distance of 2.46 feet; thence North 00/degree/24'40" East, a distance of 578.59 feet; thence South 89/degree/35'20" East, a distance of 14.51 feet; thence North 00/degree/24'40" West, a distance of 13.99 feet; thence South 88/degree/35'00" East, a distance of 504.73 feet to the East line said Section 1; thence continue South 88/degree/35'00" East, a distance of 57.50 feet; thence South 00/degree/29'15" West, parallel with the East line of said Section 1, a distance of 250.00 feet; thence South 88/degree/35'00" East, a distance of 20.00 feet; thence South 00/degree/29'15" West, a distance of 435.82 feet to a line 45.00 feet North of an parallel with the South line of said Section 6; thence South 89/degree/42"30" East, along said parallel line, a distance of 40.00 feet; thence South 00/degree/29'15" West, a distance of 45.00 feet to the South line of said
Section 6; thence continue South 00/degree/29'15" West, a distance 80.00 feet to a line 80.00 feet South of an parallel with the South line of said Section 6, said point being further described as being the North right-of-way line of N.W. 51st Street; thence North 89/degree/42'30" West, along said parallel line, a distance of 117.50 feet to the said Point of Beginning of this description.

Said lands situate, lying and being in Palm Beach County, Florida.

Containing 10.03 acres, more or less.

                                   EXHIBIT "C"

                        CLEANING AND JANITORIAL SERVICES

CLEANING SERVICE FOR THE NORTH 40 INCLUDES:

                                DAILY OPERATIONS

LOBBY -

1.       Dust mop floors. Damp mop hard surface floors.

2. Spot clean interior glass partitions, doors, frames, light switches. Baseboards, etc. Wash entrance glass on both sides.

3. Dust all partitions, doors, door frame surfaces and all horizontal surfaces.

4.       Wash exterior surfaces of all trash containers.

5.       Empty and damp wipe ashtrays.

CORRIDORS, ELEVATORS AND STAIRWELLS -

1.       Empty and damp wipe ashtrays.

2. Dust to hand height all horizontal surfaces of ledges, sills, ventilating louvers, frames, etc.

3.       Clean and sanitize all drinking fountains.

4.       Empty waste containers.

5.       Vacuum all carpeted areas.

6.       Spot wash walls and exterior surfaces of elevator doors.

7.       Sweep and remove leaves from atrium floors.

8.       Dust grab rails.

9.       Sweep and wash steps and landings, as necessary.

GENERAL OFFICE AREA -

1. Empty all waste baskets in offices and replace basket liners as required.

2.       Dust and spot clean all countertops.

3. Dust all horizontal surfaces of desks, chairs, tables and office equipment.

4.       Dust all exposed filing cabinets, bookcases and shelves.

5. Dust to hand height all horizontal surfaces of equipment, ledges, sills, shelves, frames, partitions, etc.

6.       Dust all telephones.

7.       Vacuum clean all exposed carpeting.

8.       Dust mop or sweep all non-carpeted floors.

9. Spot wash walls, glass surfaces, doors, frames, light switches, baseboards, desk tops, and countertops.

REST ROOMS -

1. Clean and disinfect all fixtures, toilets, urinals and partitions. Mop floors and clean mirrors. Stock all dispensers.

2.       Empty and damp wipe ashtrays.

WORK HOURS -

All cleaning shall be performed on a five (5) day week, Monday through Friday, between 6:30 P.M. and 11:00 P.M.

ADDITIONAL WORK REQUESTED BY TENANT -

Any additional work requested by tenants can be per an agreed additional charge and can be paid for by management or the requesting tenant.

INSURANCE -

Any company performing janitorial services in The North 40 will maintain worker's compensation and contractor's liability insurance.

QUARTERLY OR AS REQUIRED:

-        Wash windows interior and exterior

-        Clean all mechanical, equipment rooms, plumbing pipes in stairwells

-        Dust blinds and clean any finger prints

-        Clean all light fixtures, fire equipment boxes and exit lights

-        Spot clean all carpet, including traffic areas

                                   EXHIBIT "D"

                              RULES AND REGULATIONS

To ensure minimizing of inconvenience to tenants and to maintain the interior space in a condition comparable to other first class office space in the Boca Raton, Florida market area, the following Building regulations are provided and are applicable to Tenant, except as otherwise specifically addressed in the
Lease:

1. The sidewalks, entry passages, corridors, halls, elevators and stairways shall not be obstructed by Tenant, or used by Tenant for any purpose other than those of ingress and egress. The floors, skylights and windows that reflect or admit light into any place in said Building shall not be covered or obstructed by Tenant subject to Tenant's right to install window coverings such as blinds. The water closes and other water apparatus shall not be used for any other purpose than those for which they were constructed, and no sweepings, rubbish, or other obstructing substances shall be thrown therein.

2. No advertisement, sign or other notice shall be inscribed, painted or affixed on any party of the outside or inside of said Building, except upon the interior doors and windows permitted by Landlord, which signs, etc. shall be of such order, size and style and at such places as shall be designated by Landlord. Exterior signs on doors will be provided for Tenant by Landlord, the cost of such signage to be charged to and paid for by Tenant.

3. Nothing shall be thrown by Tenant, its clerks or servants out of the windows or doors or down the passages or skylights of the Building. No rooms shall be occupied or used as a sleeping or lodging apartments at any time.

4. Tenant shall not employ any persons other than the janitors of Landlord or others reasonably approved by Landlord (who will be provided with pass keys into the offices) for the purpose of cleaning or taking charge of said Premises. It is understood and agreed that the Landlord shall not be responsible to Tenant for any loss of property from the Premises, however occurring, or for any damage done to the furniture or other effects of Tenant by the janitor or any of its employees, provided, however, that Landlord shall use its good faith reasonable efforts to employ service companies for providing such janitorial services which maintain quality controls for personnel employed.

5. No animals (except service animals), birds, bicycles or other vehicles shall be allowed in the offices, halls, corridors, elevators or elsewhere in the Building.

6. No painting shall be done, nor shall any alterations be made to any part of the Building by putting up or changing any partitions, doors or windows, nor shall there be any nailing, boring, or screwing into the woodwork or plastering, nor shall any connection be made to the electric wires or electric fixtures without the consent in writing on each occasion of Landlord or its Agent. All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole and, when any part thereof shall be broken, the same shall be immediately replaced ore repaired and put in order under the direction and to the satisfaction of Landlord, or its Agent, and shall be left whole and in good repair. Tenant shall not injure, overload or deface the Building, the woodwork or the walls of the Premises, nor carry on upon the Premises any noisome, noxious, noisy or offensive business.

7. Tenant shall not (without Landlord's prior written consent) put up or operate any steam engine, boiler, machinery or stove upon the Premises, or carry on any mechanical business thereof, or do any cooking thereon, or use or allow to be used upon the Premises oil, burning fluids, camphene, gasoline or kerosene for heating, warming or lighting. No article deemed extra hazardous on account of fire and no explosives shall be brought into the Premises. No offensive gases or liquids will be permitted.

8. Landlord will post on the directory of its Building, if any, at no charge to Tenant, names of the executives of Tenant, such executives to be designated by Tenant. All additional names which Tenant shall desire put upon said directory must be first consented to by Landlord, and if so approved, a chare will be made for such additional listing as prescribed by Landlord to be paid to Landlord by Tenant.

9. The Landlord, and its agents, shall have the right to enter the Premises at all reasonable hours for the purpose of making any repairs, alterations or additions which it shall deem necessary for the safety , preservation or improvement of said Building, and the Landlord shall be allowed to take all material into and upon such Premises that may be required to make such repairs, improvements and additions, or any alterations for the benefit of the Tenant without in any way being deemed or held guilty or an eviction of the Tenant, and the rent reserved shall in no wise abate while said repairs, alterations or additions are being made; and Tenant shall not be entitled to maintain a set-off or counterclaim for damage against Landlord by reason or loss or interruption to the business of Tenant because of the prosecution of any such work. All such repairs, decorations, additions and improvements shall be done during ordinary business hours or, if any such work is not the request of the Tenant to be done during any other hours, Tenant shall pay for all overtime costs.

10. Tenant shall instruct its mover to contact the Building Manager two (2) working days prior to truck arrival for coordination of move-in and/or large furniture/equipment deliveries. Such moves will normally be made after 6:00 p.m. Friday and prior to 8:00 a.m. Monday. Tenant shall be responsible for any damage to Building interior including, but not limited to, floors and carpet. A Landlord representative will be present for all such moves.

11. Landlord reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for the safety, care and cleanliness of the Premises and for the preservation of good order therein.

                                   EXHIBIT "E"

                              WORK LETTER AGREEMENT

         The following provisions shall govern (A) the construction of the building shell which Landlord shall perform in accordance with the terms of this EXHIBIT E, and (B) the buildout of the Premises, which Landlord shall perform in accordance with the terms of this EXHIBIT E.

         A. CONSTRUCTION. Tenant has submitted to Landlord a space plan for the buildout of the Premises (the "SPACE PLANS") prepared by Tenant's architect showing the interior layout of the Premises and attached hereto as EXHIBIT A-1 and by this reference made a part hereof. The Space Plans have been supplemented and elaborated upon by the construction drawings prepared and modified by Landlord's and Tenant's architects (said Space Plans as so modified and supplemented by the construction drawings being herein collectively referred to as the "Plans"). Landlord agrees to build out the Premises substantially in accordance with the Plans ("LANDLORD'S Work") at Tenant's sole cost and expense except as set forth below (Landlord's architect has submitted the Plans to the City of Boca Raton, Florida for permitting. The Plans also provide the finishes that Tenant desires as well as specific electrical requirements.

         Landlord will engage Islandia Construction Company ("CONTRACTOR") to perform the Landlord's Work and the Base Building Work (as hereinafter defined). Upon obtaining the applicable permits required therefor, Contractor will promptly commence with construction of Landlord's Work and the Base Building Work pursuant to a fixed price construction contract (utilizing the standard AIA Fixed Price Construction Contract Form and the Standard AIA Form General Conditions) (the "Construction Contract"), having a fixed construction price of $204,854.00, of which a maximum amount of $139,009.00 shall be applicable to the Landlord's Work and a maximum amount of $65,845.00 shall be applicable to the Base Building Work, which fixed construction price (and Landlord's Work and Base Building Work components thereof) shall be subject only to (i) increases on account of change orders requested or approved in writing by Tenant, and (ii) pricing modifications reasonably required (calculated at Contractor's actual cost therefor) to comply with any additional requirements imposed by any applicable governmental permitting authorities, and which fixed construction price shall be categorized and priced on a "line-item" basis as set forth on EXHIBIT B hereof.

         Landlord and Landlord's architect and Contractor will cooperate with Tenant and Tenant's architect to accommodate modifications to the Plans as requested by Tenant and will advise of the effect that any changes may have on pricing or schedules. No material changes shall be made to the Construction Contract without Tenant's prior written consent if such changes would materially alter the Landlord's Work or the Base Building Work, including the materials and specifications enumerated in the Plans applicable thereto, or if such changes would increase in any respect the fixed construction price applicable to the Landlord's Work set forth therein or if such changes would delay in any material respect the timely completion of Landlord's Work or the Base Building Work.

         B. BASE BUILDING WORK. In addition to Landlord's Work, Landlord shall, at Landlord's cost, complete the base building work (the "BASE BUILDING WORK") which shall include HVAC work with corresponding low pressure duct work, diffusers and thermostats, VAVs at a ratio of 1/2000 square feet, fire sprinklers and fire proofing per code, ceiling tile (minimum requirement Armstrong 2X2 Cortege regular), and lighting (3-lamp parabolic fixtures T-8 with electronic ballast) at a ratio of 1 fixture per 80 rentable square feet. Any additional light fixtures shown on Tenant's Architect's Reflected Ceiling Plan shall be installed as part of the Construction Contract but shall not constitute Base Building Work..

         C. TENANT ALLOWANCE. Landlord agrees to provide to Tenant an allowance with respect to the Premises of $20.00 per rentable square foot (calculated as provided in the Lease) (the "TENANT IMPROVEMENT ALLOWANCE"). The Tenant Improvement Allowance may be applied to the cost of all (i) tenant improvements,
(ii) space planning, (iii) design and construction documents and (iv) general contractor fees, including, without limitation, the Landlord's Work (but excluding the Base Building Work which shall be paid for solely by Landlord). In the event the Tenant Improvement Allowance shall exceed the amount of Landlord's Work or any of the other expenses enumerated in items (i) through (iv) above, all of which shall be funded out of the Tenant Improvement Allowance, to the extent there remains undisbursed portions thereof, upon presentation of invoices or other reasonable documentation respecting same. Any unused portion of the Tenant Improvement Allowance shall be converted to an equivalent amount of Base Rent abatement in direct chronological order of due dates; provided, however, that Landlord shall have no obligation to provide any Base Rent abatement at any time that Tenant shall be in default under the Lease or at any time that the remainder of the Tenant Improvement Allowance shall be less than the remaining costs of Landlord's Work. To the extent that the costs of Landlord's Work exceed the Tenant Improvement Allowance (the "Deficiency Amount"), Tenant shall remit its pro rata percentage share of each such installment due under the Construction Contract, calculated by utilizing a fraction, the numerator of which is the Deficiency Amount and the denominator of which is the sum of (i) the cost of Landlord's Work and (ii) the cost of the Base Building Work, to Contractor, as and when periodic payments are due under the Construction Contract.

         D. CHANGES TO PLANS. Tenant shall have the right to request changes in the Plans and any such change shall be initialed by Tenant and reviewed and approved by Landlord, Landlord's architect and the Contractor. No change shall be permitted without the consent of Landlord which, as to non-structural changes that do not affect building systems, shall not be unreasonably withheld. Further, if changes are made by Tenant to the Plans after Landlord's approval, and should these changes to Tenant's Plans require Landlord to postpone substantial completion of the space or delay the Commencement Date, then Landlord shall have the right to refuse to permit the making of such changes unless and until Tenant shall have committed in writing, in a manner reasonably satisfactory to Landlord, to pay to Landlord, on the date Rent would have commenced hereunder in the absence of such delay, a sum of money equivalent to the Base Rent for the Premises for the period during which Tenant would have been obligated to pay Base Rent to Landlord had not the Commencement Date been so delayed.

         E. TENANT'S WORK. Notwithstanding anything to the contrary in this EXHIBIT E, Tenant shall be responsible for all work, construction and installation in the Premises which is not designated as Landlord's Work (including but not limited to all fixtures, furniture, equipment and other office installations) or part of the Base Building Work. More specifically, the satellite dish-related work and the installation of fixtures, furnishing and Tenant's business equipment shall be considered Tenant's Work. Such work shall be referred to as "Tenant's Work" and shall be at Tenant's sole cost and expense.

         F. PERMITS, CERTIFICATE OF OCCUPANCY. Except as provided below, Landlord shall obtain all necessary permits in connection with Landlord's Work and the Base Building Work. On or before the date Landlord tenders delivery of the Premises to Tenant, Landlord agrees to obtain all final inspection approvals which are required for Landlord to deliver the Premises to Tenant with Landlord's Work and the Base Building Work completed, including, without limitation, the certificate of occupancy which Landlord is required to deliver under Section 2 of the Lease as part of the evidence of "substantial completion" of the Tenant Build-Out (as defined in the Lease) and that can be obtained by Landlord prior to Tenant installing its fixtures, furniture and equipment. Tenant shall be responsible for applying for and obtaining all permits required for Tenant to perform Tenant's Work, or to operate within the Premises, and for obtaining the final fire inspection approval after installation of its fixtures, furniture and equipment.

         G. NOTICE. Tenant shall, by notice to Landlord, designate an individual who Tenant agrees shall be available to meet and consult with Landlord and Landlord's architect at the Premises as Tenant's representative respecting the matters which are the subject of this Exhibit and who, as between Landlord and Tenant, shall have the power to legally bind Tenant, in making requests for changes, giving approval of plans or work, giving directions to Landlord or the like, under this Exhibit.

         H. SUBSTANTIAL COMPLETION. For purposes of this Work Letter "substantially complete" and "substantial completion" shall have the meanings assigned to such terms in Section 2 of the Lease.

         I. NO LIABILITY. Notwithstanding the review and approval by Landlord of Tenant's Space Plans, Landlord shall have no responsibility or liability in regard to the safety, sufficiency, adequacy or legality thereof and Tenant shall be solely responsible for the compliance of such plans and specifications (and improvement constructed as a result thereof) with all applicable laws and regulations, the architectural completeness and sufficiency thereof and other matters relating thereto.

         J. TENANT DELAY. Should Tenant or its agents fail to timely comply in all material respects with all of the provisions of this EXHIBIT E imposed upon Tenant and same shall cause a delay in substantial completion of the Landlord's Work and/or Base Building Work (collectively, a "TENANT DELAY"), then Tenant shall pay to Landlord, on the date Rent would have commenced hereunder in the absence of such delay, a sum of money equivalent to the Rent for the Premises for the period during which Tenant would have been obligated to pay Rent to Landlord had the Commencement Date not been so delayed. In addition, in the event of any Tenant Delay, the date on which any penalties would accrue under
Section 2 of the Lease shall be extended on a day-for-day basis for each day of Tenant Delay.

         K. WARRANTY. Landlord shall obtain from Contractor a warranty that the Tenant Improvements shall be free from defects in workmanship and materials and Landlord shall cause the

Contractor, at no cost and expense to Tenant, to remedy or cause to be remedied any defect in such work, provided Tenant gives the Contractor written notice thereof no later than one (1) year after the later to occur of (i) the date of Substantial Completion or (ii) the date on which Tenant takes occupancy of the Premises.

                           EXHIBIT A-1 TO WORK LETTER

                                   SPACE PLANS

See Exhibit "F" to Lease Agreement.

                            EXHIBIT B TO WORK LETTER

                            ISLANDIA BUILDING CORP.

                    A PROFESSIONAL FLORIDA BUILDER CCC4156975
                  530 Ibis Drive, Delray Beach, Florida 33444
          Office 561-279-4033 - Fax 561-279-4574 - Mobile 561-702-1010

                           CONSTRUCTION COST BREAKDOWN

OWNER: Flagship Group - Omega suite          PHONE:                 800-875-9796
SUITE: First Floor 901 Yamato Road           FAX:                   770-952-2440
DATE:  11/1/99                               BUDGET SQ. FT. A/C
                                             Proposed/Actual                5996

TOTAL JOB SUMMARY

                                                                      PROPOSED
        ITEM                               PROPOSED        FINAL      SF ACTUAL
        ----                               --------        -----      ---------
 1 CABINETRY                               $  8,400          X         $  1.07
 2 FINISH CARPENTRY MATERIAL               $  8,861          X         $  1.48
 3 CARPETING                               $  9,375          X         $  1.56
 4 VINYL TILE                              $  1,400          X         $  0.23
 5 CERAMIC TILE ENTRY                      $  1,275          X         $  0.21
 6 VINYL BASE 1000LF                       $    800          X         $  0.13
 7 DEBRIS/DUMPSTER                         $  1,000          X         $  0.17
 8 DEMOLITION                              $  5,250          X         $  0.88
 9 DRYWALL                                 $ 31,990          X         $  5.33
10 ELECTRICAL                              $ 41,700          X         $  6.95
11 HVAC                                    $ 30,900          X         $  5.15
12 ACOUSTICAL CEILINGS                     $  9,995          X         $  1.87
13 PLUMBING                                $    625          X         $  0.10
14 BUILDING PERMIT                         $  2,652          X         $  0.44
15 PAINTING INT/EXT                        $  5,395          X         $  0.90
16 FIRE ALARM CONTROL - equipment          $  2,909          X         $  0.50
17 FIRE SPRINKLER                          $  8,200          X         $  1.37
19 FIRE EXTINGUISHER W/CABINET             $    445          X         $  0.07
20 TEMPORARY LABOR                         $  1,184          X         $  0.20
21 FIRE EQUIPMENT - WSA                    $  1,000          X         $  0.17
22 BLUE PRINTS                             $    225          X         $  0.04
23 CLEANING                                $    875          X         $  0.15
24 FIRE CAULKING                           $    350          X         $  0.06

25 OVERHEAD & FEE @ 14%                    $ 24,202                    $  4.04
26 DESIGN FEE ART KAMM                     $  7,776                    $  1.30

TOTAL COST                                 $204,854                    $ 34.17
Options:
    Electrical fixtures specified with Alternate
    Lightenia or Metaluz 2x4 three bulb T-B electronic balast parabole.

General Notes
    1. Price includes R11 batt insulation in lieu of sound batt as specified.
    2. If panic hardware is required at exits add $922
    3. Price includes comments from Rick Mora 10/20/99 memo w/exception of door hardware.
    4. Best cylinders for locks supplied and installed by others.
    5. If fire rating existing steel deck becomes necessary add $14,500 for spray and $1,500 to drop main a/c
    6. electrical demo and reconnecting existing communication lines for existing tenants not included.
    7. Price subject to final review by the city of Boca Raton Building Department.

                                Flagship omega 3

                           CONSTRUCTION COST BREAKDOWN

OWNER: Flagship Group - Omega suite          PHONE:                 800-875-9796
SUITE: First Floor 901 Yamato Road           FAX:                   770-952-2440
DATE:         11/1/99
Revised:     11/10/99                        Actual Square Footage          5996

                      OMEGA

        ITEM                                PROPOSED        TOTAL         ACTUAL
        ----                                --------        -----      ---------
 1 CABINETRY                                $  8,400          X         $  1.07
 2 FINISH CARPENTRY MATERIAL                $  8,861          X         $  1.48
 3 CARPETING                                $  9,375          X         $  1.56
 4 VINYL TILE                               $  1,400          X         $  0.23
 5 CERAMIC TILE ENTRY                       $  1,275          X         $  0.21
 6 VINYL BASE 1000LF                        $    800          X         $  0.13
 7 DEBRIS/DUMPSTER                          $  1,000          X         $  0.17
 8 DRYWALL                                  $ 31,980          X         $  5.33
 9 PLUMBING                                 $    626          X         $  0.10
10 BUILDING PERMIT                          $  2,652          X         $  0.44
11 PAINTING INT/EXT                         $  5,395          X         $  0.90
12 TEMPORARY LABOR                          $  1,184          X         $  0.20
13 CLEANING                                 $    875          X         $  0.15
14 BLUE PRINTS                              $    225          X         $  0.04
22 FIRE EXTINGUISHER W/CABINET              $    445          X         $  0.07
16 DEMOLITION                               $  2,500          X         $  0.42
17 DESIGN AND ENGINEERING Islandia
   fee Not Incl.                                           $7,776       $  1.30

15 ELECTRICAL - including below
   listed its                               $ 30,825          X         $  5.14

    A. Wiring for air handler and condenser     $  1,680.00
    B. Wiring for 16KVA UPS                     $    400.00
    C. Wiring for Shunt Trip                    $    150.00
    D. Additional 10 2x4 fixtures               $  1,450.00
    E. Flourecent Hi-Hats                       $  2,200.00

16 HVAC - Mechanical                        $  9,300                    $  1.55
    A. Additional air handlet + Condenser
       for computer room                        $  4,800.00
    B. Additonal VAV Box #3 with Drops          $  3,000.00
    C. Fire dampers computer room               $  1,500.00

17 Overhead and Fee @ 14%                   $ 16,116                    $  2.69

18 Subtotal                                 $131,233     $139,009       $ 23.18

                                Flagship omega 3

                           CONSTRUCTION COST BREAKDOWN

OWNER: Flagship Group - Omega suite          PHONE:                 800-875-9796
SUITE: First Floor 901 Yamato Road           FAX:                   770-952-2440
DATE:         11/1/99
Revised:     11/10/99                        Actual Square Footage          5996


          OMEGA - CONTINUED

Options:
    Electrical fixtures specified with Alternate
    Lightenia or Metalux 2x4 three bulb T-B electronic balast parabole.

General Notes
    1. Price includes R11 batt insulation in lieu of sound batt as specified.
    2. If panic hardware is required at exits add $922
    3. Price includes comments from Rick Mora 10/20/99 memo w/exception of door hardware, which cannot be fitted with Best Look Cylinders.
    4. Best cylinders for locks supplied and installed by others.
    5. Price subject to final review by the city of Boca Raton Building Department.

                                Flagship omega 3

                           CONSTRUCTION COST BREAKDOWN

OWNER: Flagship Group - Omega suite          PHONE:                 800-875-9796
SUITE: First Floor 901 Yamato Road           FAX:                   770-952-2440
DATE:         11/1/99
Revised:     11/10/99                        Actual Square Footage          5996

ABOVE CEILING
FLAGSHIP GR0UP, INC.

        ITEM                               PROPOSED        TOTAL         ACTUAL
        ----                               --------        -----      ---------
17 ACOUSTICAL CEILINGS                     $  9,995          X         $  1.67

18 ELECTRICAL                              $ 10,875                    $  1.81
   2x4 electronic ballest Lithonia              $ 10,875.00

18 HVAC                                    $ 21,600          X         $  3.60
   Supply and install 3 New VAV Systems

19 FIRE ALARM CONTROL - equipment          $  2,989          X         $  0.50
20 FIRE SPRINKLER                          $  8,200          X         $  1.37

23 FIRE EQUIPMENT - WSA                    $  1,000          X         $  0.17
24 FIRE CAULKING                           $    350          X         $  0.06
25 DEMOLITION                              $  2,749
25 OVERHEAD & FEE @ 14%                    $  8,087          X         $  1.35

26 Subtotal                                $ 65,845    $    65,845     $ 10.98

TOTAL Omega + Flagship                                 $204,854.00     $ 34.17

GENERAL NOTES:
    1. Best cylinders for locks supplied and installed by others.
    2. If fire rating existing steel deck becomes necessary add $14,500 for spray and $1,500 to drop main a/c
    3. electrical demo and reconnecting existing communication lines for existing tenants not included.
    4. Price subject to final review by the city of Boca Raton Building Department.

                                   EXHIBIT "F"

                              [APPROVED SPACE PLAN]